EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

Malvern Bancorp, Inc.

Paoli, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184445 and 333-207214) and Form S-3 (Nos. 333-215220 and 333-219999) of Malvern Bancorp, Inc. and Subsidiaries of our report dated December 14, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of and for the fiscal year ended September 30, 2018, which appear in this Annual Report on Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

December 14, 2018